UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2016

GIGA-TRONICS INCORPORATED
(Exact name of registrant as specified in its charter)

California	0-12719	94-2656341
(State or other jurisdiction of incorporation)	Commission File No.	(IRS Employer Identification Number)

4650 Norris Canyon Road, San Ramon, CA 94583
(Address of principal executive offices, including zip code)

(925) 328-4650
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 23, 2016 Giga-tronics Incorporated (“Giga-tronics”) (NASDAQ: GIGA) announced an agreement for the sale of its Switch product line to Astronics Test Systems Inc. (“Astronics”), a wholly owned subsidiary of Astronics Corporation (NASDAQ: ATRO). Upon signing, Astronics paid $850,000 for the intellectual property of the product line. Giga-tronics is estimating a net gain in the quarter ending June 25, 2016 of approximately $650,000, after related expenses are subtracted from the sales price. Astronics is also purchasing approximately $500,000 of related materials inventory from Giga-tronics. The materials inventory will transfer throughout July and August of 2016.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Jeffery T. Lum, Chief Technical Officer, will be leaving the Company effective July 1st, 2016.  Mr. Lum’s departure is as a result of the sale of the Company’s Switch product line to Astronics. Mr. Lum’s expertise was primarily dedicated to the Company’s Switch product line. Pursuant to the termination of employment and change of control agreements between the Company and Mr. Lum, he will receive cash equal to the equivalent of six months of his base salary.

On June 23, 2016, the Company issued a press release announcing the sale of the product line. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
(d) Exhibit 99.1	Press Release dated June 23, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GIGA-TRONICS INCORPORATED
Date: June 24, 2016

	By:	/s/ Steven D. Lance
Steven D. Lance
Vice President of Finance,
Chief Financial Officer